EXHIBIT 4.1

EXECUTION COPY

WARRANT AGREEMENT

Dated as of May 4, 2005

by and between

NATIONSHEALTH, INC.

and

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

TABLE OF CONTENTS1

Page
TABLE OF CONTENTS
SECTION 1. Warrant Certificates
SECTION 2. Execution of Warrant Certificates
SECTION 3. Registration
SECTION 4. Restrictions on Transfer; Registration of Transfers and Exchanges
SECTION 5. Terms of Warrants; Exercise of Warrants
SECTION 6. Reports
SECTION 7. Payment of Taxes
SECTION 8. Mutilated or Missing Warrant Certificates
SECTION 9. Reservation of Warrant Shares
SECTION 10. Obtaining Stock Exchange Listings
SECTION 11. Adjustment
SECTION 12. No Dilution or Impairment
SECTION 13. Fractional Interests
SECTION 14. Notices to Warrant Holders
SECTION 15. Notices to the Company
SECTION 16. Supplements and Amendments
SECTION 17. Successors
SECTION 18. Termination
SECTION 19. Governing Law: Jurisdiction
SECTION 20. Benefits of This Agreement
SECTION 21. Counterparts

EXHIBIT A – Form of Initial Warrant Certificate	A1
EXHIBIT B – Form of Assignment	B1

[1]	This Table of Contents does not constitute a part of this Agreement or have any bearing upon the interpretation of any of its terms or provisions.

     WARRANT AGREEMENT dated as of May 4, 2005 (the “Warrant Agreement”) between NATIONSHEALTH, INC., a Delaware corporation (the “Company”), and Connecticut General Life Insurance Company, a Connecticut corporation (“CGLIC”).

     WHEREAS, pursuant to the terms and conditions of the Securities Purchase Agreement between the Company and CGLIC, dated as of May 4, 2005 (the “Purchase Agreement”), the Company is required to issue the warrants at the Closing (as defined in the Purchase Agreement, as hereinafter described (the “Warrants”), to purchase shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company (the “Warrant Shares”); and

     WHEREAS, each Warrant entitles the holder of the Warrant (the “Holder”), upon exercise to receive from the Company, as adjusted as provided herein, one fully paid and nonassessable share of Common Stock of the Company at the Exercise Price (as defined herein); and

     WHEREAS, the Warrants shall bear the legend set forth in the form of Warrant Certificate in Exhibit A attached hereto (the “Warrant Legend”) subject to the terms of this Warrant Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. Warrant Certificates. The certificates evidencing the Warrants to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

     SECTION 2. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or Vice President. Each such signature upon the Warrant certificates may be in the form of a facsimile signature of the present or any future chairman of the Board, Chief Executive Officer, President or Vice President, and may be imprinted or otherwise reproduced on the Warrant certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, President or vice President, notwithstanding the fact that at the time the Warrant certificates shall be delivered or disposed of he shall have ceased to hold such office. Each Warrant certificate shall also be manually signed on behalf of the Company by its Secretary or an Assistant Secretary under its corporate seal. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant certificates.

     Warrant certificates shall be dated the date of manual signature by the Company’s Secretary or Assistant Secretary and shall represent one or more whole Warrants.

     SECTION 3. Registration. The Company shall number and register the Warrant Certificates in a register as they are issued. The Company may deem and treat the registered Holder(s) of the Warrant certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary except as provided in Section 4.

     SECTION 4. Restrictions on Transfer; Registration of Transfers and Exchanges. The Warrant certificates shall not be transferable to any Person, except as may be agreed by the Company in its sole discretion, provided, however, that CGLIC ay transfer Warrant certificates to an “affiliate” as such term is defined in that certain Registration Rights Agreement by and among the Company and the Holders of Registerable Securities (as defined therein), dated as of the Closing (the “Registration Rights Agreement”). The Company shall from time to time register the transfer of any outstanding Warrant certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in substantially the form attached hereto as Exhibit A, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant certificate shall be issued to the transferee(s) and the surrendered Warrant certificate shall be cancelled by the Company and thereafter be disposed of by the Company in accordance with applicable law.

     Warrant certificates may be exchanged at the option of the Holder(s) thereof, when surrendered to the Company at its office for another Warrant certificate or other Warrant certificates of like tenor and representing in the aggregate a like number of Warrants. Warrant certificates surrendered for exchange shall be cancelled by the Company and thereafter be disposed of by the Company in accordance with applicable law.

     No service charge shall be made for any transfer or exchange of Warrant certificates, but the Company may require payment of a sum sufficient to cover any stamp or other governmental charge or tax that may be imposed in connection with any such transfer or exchange.

     SECTION 5. Terms of Warrants; Exercise of Warrants. Subject to the terms of this Agreement, each Warrant Holder shall have the right, which may be exercised from the date of original issuance of the Warrant certificates pursuant to the terms of this Agreement and prior to the earlier of (i) 5:00 p.m. New York city time on the seventh (7th) anniversary of the Closing (the “Expiration Date”) or (ii) immediately prior to an acquisition, merger or consolidation of the Company by or with any unrelated third party in which the Company is not the surviving entity, to exercise each Warrant and receive from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price (as herein defined) then in effect for such Warrant Shares. Each Warrant, when exercised will entitle the Holder thereof to purchase one fully paid and nonassessable share of Common Stock at the Exercise Price. Each Warrant not exercised prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time, except as expressly provided otherwise in this Agreement.

     If the reported last sale price of the Common Stock does not equal or exceed $10 per share for any 20 trading days within a 30 trading day period occurring at any time period prior to the Expiration Date, then the date which is the tenth (10th) anniversary of the Closing will be the Expiration Date for all purposes hereunder. Notwithstanding any other provision, if a certain Agreement by and among CGLIC and United States Pharmaceutical Group, LLC and the Company made as of May 4, 2005 (the “Strategic Agreement”) is terminated as a result of a breach by CGLIC, then the Expiration Date will be one (1) year after the date after the effective date of such termination under Section 6.04 of the Strategic Agreement.

     A Warrant may be exercised upon surrender to the Company of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by an “eligible guarantor” as defined in the regulations promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and upon payment to the Company of the exercise price of $6.60

(the “Exercise Price”), as adjusted as herein provided, for each Warrant Share then exercised. Payment of the aggregate Exercise Price shall be made (i) in United States dollars or (ii) by certified or official bank check payable to the order of the Company. In lieu of payment of the Exercise Price as aforesaid, the Holder of a Warrant may request the payment of “Spread”, which shall be delivered by the Company by delivering Common Stock with an aggregate current market price (as of the date of delivery of request by the Holder to the Company pursuant to Section 15) equal to the difference between the current market price per share of Common Stock less the Exercise Price multiplied by the number of Warrants being exercised.

     Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names, as the Warrant Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants, together with cash as provided in Section 13 hereof; provided, however, that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two (2) business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence, together with cash as provided in Section 13 hereof. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price. No fractional shares shall be issued upon exercise of any Warrants in accordance with Section 13 hereof.

     The Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part (in whole shares) and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued by the Company pursuant to the provisions of this Section and of Section 4 hereof. All Warrant certificates surrendered upon exercise of Warrants shall be cancelled by the Company and shall thereafter be disposed of by the Company in accordance with applicable law.

     The Company shall keep copies of this Agreement, the SEC Reports (as defined below) and any notices given or received hereunder available for inspection by the Holders of the Warrants during normal business hours at its office.

     SECTION 6. Reports. So long as any of the Warrants remain outstanding, the Company shall cause copies of all quarterly and annual financial reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the United States Securities and Exchange Commission (“SEC”) may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in effect on the date of this Agreement (“SEC Reports”) to be properly filed with the SEC. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless continue to cause SEC Reports, in form and substance (including footnotes) substantially the same as those that it would be required to file pursuant to Section 13 or 15(d) of the Exchange Act as in effect on the date of this Agreement if it were then subject to the requirements of either such Section, to be so filed with the SEC for public availability (unless the SEC will not accept such a filing), within the same time periods as would have applied (including under the preceding sentence) had the Company then been subject to the requirements of Section 13 or 15(d) of the Exchange Act. The Company shall make all such information available to investors, securities analysts and broker dealers who request it in writing.

     SECTION 7. Payment of Taxes. No service charge shall be made to any Holder of a Warrant for any exercise, exchange or registration of transfer of Warrant certificates, and the Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered Holder of a Warrant certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

     SECTION 8. Mutilated or Missing Warrant Certificates. If any of the Warrant certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant certificate and such indemnity and security therefor as is customary and reasonably satisfactory to them, if requested. Applicants for such substitute Warrant shall also comply with such other reasonable requests or regulations as the Company may prescribe.

     SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

     The Company or the transfer agent for the Common Stock and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase represented by the Warrants as aforesaid (the “Transfer Agent”) will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 14 hereof.

     Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will expeditiously take all corporate action necessary, in the opinion of its counsel (which may be counsel employed by the Company), in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

     The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will be, upon payment of the Exercise Price and issuance thereof, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof, provided that until (i) the Warrant Shares have been transferred pursuant to Rule 144 under the Securities Act (“Rule 144”), (ii) the Warrant Shares may be transferred pursuant to Rule 144(k) under the Securities Act, or (iii) a registration statement under the Securities Act is effective relating to the transfer of such Warrant Shares, certificates evidencing the Warrant Shares may bear the following or a substantially similar legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW WITH RESPECT THERETO, (II) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR (III) UPON THE ADVICE OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER”

     The Company agrees that the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Warrant Shares upon which it is stamped if (a) such Warrant Shares may be transferred pursuant to an effective registration statement under the Securities Act; (b) such holder provides the Company with reasonable assurances that such Warrant Shares can be transferred pursuant to Rule 144; or (c) such holder receives advice of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such Warrant Shares may be made without registration under the Securities Act. In the event the above legend is removed from any Warrant Shares and thereafter the effectiveness of a registration statement covering such Warrant Shares is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to the holders of Warrant Shares, the Company may require that the above legend be placed on any such Warrant Shares that cannot then be sold pursuant to an effective registration statement or pursuant to Rule 144 and the holders thereof shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Warrant Shares may again be transferred pursuant to an effective registration statement or pursuant to Rule 144.

     SECTION 10. Obtaining Stock Exchange Listings. The Company shall also from time to time take all action necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the Nasdaq Stock Market or such other principal securities exchanges, interdealer quotation systems and markets within the United States of America, if any, on which other shares of Common Stock are then listed or quoted, subject to the terms and conditions contained in the Registration Rights Agreement.

     SECTION 11. Adjustments. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time pursuant to the terms of this Section 11.

     (a) Special Definitions. For purposes of this Section 11, the following definitions shall apply:

     (i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to Section 11(b)(i), deemed to be issued) by the Company after the Original Issue Date, other than Excluded Issuances.

     (ii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock.

     (iii) “Daily Market Price” shall mean, as of any date of determination, the closing sale price for the Common Stock, for the Trading Day of such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such Trading Day and further subject to adjustment as provided herein) on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the closing sale price for the Common Stock in the OTC Bulletin Board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the closing sale price as reported in the “pink sheets” by the Pink Sheets LLC, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Daily Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Daily Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Holders of the Warrants, with the costs of such appraisal to be borne by the Company.

     (iv) “Excluded Issuances” shall mean the issuance of:

     (A) Options to acquire up to 500,000 shares of Common Stock (subject to equitable adjustment by the Board, in its good faith determination, for any of the events described in Section 11(d)(1), (2) or (3)) regardless of the price paid for such Options or the exercise price thereof;

     (B) Common Stock, Options or Convertible Securities issued to employees or directors of the Company in connection with their service as directors of the Company or their employment by the Company pursuant to any equity compensation plans approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company and consistent with past practice, including, but not limited to the NationsHealth, Inc. 2005 Long-Term Incentive Plan (subject to equitable adjustment by the Board, in its good faith determination, for any of the events described in Section 11(d)(1), (2) or (3));

     (C) Common Stock, Options or Convertible Securities issued or sold in connection with the Company’s acquisition of assets of any person, directly or indirectly, by way of merger, consolidation, asset purchase, stock purchase or other business combination, provided that the Company is the surviving entity;

     (D) Common Stock issued upon the conversion or exercise of the Existing Warrants and any other warrants outstanding on the date of the execution of the

Purchase Agreement as disclosed in the Disclosure Schedules (as defined in the Purchase Agreement);

     (E) Common Stock issued upon the conversion or exercise of the Warrants;

     (F) Common Stock issued pursuant to the conversion of the 7 3/4% Convertible Secured Notes of the Company, NationsHealth Holdings, L.L.C. and United States Pharmaceutical Group, L.L.C. to MHR Capital Partners LP, OTQ LLC and MHR Capital Partners (100) LP (the “Notes”), including common stock issued pursuant to the anti-dilutive adjustment provisions of the Notes;

     (G) Common Stock, Options or Convertible Securities approved by Holders holding a majority of the Warrants outstanding on the date of such approval; and

     (H) Common Stock issued pursuant to the exercise of Options or Convertible Securities outstanding as of the Original Issue Date (as defined below).

     (v) “Existing Warrants” shall have the meaning as defined in the Warrant Agreement, dated as of August 25, 2003, between the Company (formerly Millstream Acquisition Corporation), and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”).

     (vi) “Original Issue Date” shall mean the date of this Agreement.

     (vii) “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

     (viii) “Trading Day” shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

     (b) Dilutive Issuances.

     (i) Issuances of Securities Deemed to be an Issuance of Additional Shares of Common Stock. If at any time after the Original Issue Date, the Company issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision thereof that permits or requires a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case a record date has been fixed, as of the close of business of such record date. In any case in which Additional Shares of Common Stock are deemed to have been issued in accordance with the preceding sentence:

     (A) No further adjustment in the Exercise Price shall be made solely on account of the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of any such Options or upon the conversion or exchange of any such Convertible Securities (including Convertible Securities issued upon exercise of Options);

     (B) If any such Options or Convertible Securities by their terms provide for any change in the amount or kind of consideration payable to the Company upon the exercise, conversion or exchange thereof, whether on account of the passage of time or for any other reason, then the Exercise Price computed based upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and as subsequently adjusted for other reasons shall, upon any such change becoming effective, be recomputed based on the number of such Options or Convertible Securities then outstanding to reflect such change;

     (C) If any such Options or the conversion or exchange privileges represented by any such Convertible Securities expire or terminate without having been exercised, then the Exercise Price computed based upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and as subsequently adjusted for other reasons shall, upon any such expiration or termination becoming effective, be recomputed based on the number of such Options or Convertible Securities then outstanding to reflect such expiration or termination; and

     (D) No readjustment pursuant to Clause (B) or (C) above shall have the effect of increasing the Exercise Price to an amount that exceeds the lower of (x) the Exercise Price on the original adjustment date prior to the original adjustment thereof on account of such deemed issuance or (y) the Exercise Price that would have resulted from any other issuances or deemed issuances of Additional Shares of Common Stock between such original adjustment date and any such readjustment date without taking into account such original adjustment.

     (ii) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. In the event that the Company, after the Original Issue Date, issues any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 11(b)(i)) for a consideration per share less than the Exercise Price then in effect, then in each such case, the Exercise Price in effect on the date of and immediately prior to such issuance, shall be reduced, concurrently with such issuance, to a price determined by multiplying such Exercise Price by a fraction calculated as follows:

X + Y
X + Z

where:

     X = the number of shares of Common Stock outstanding immediately prior to such issuance;

     Y = the number of shares of Common Stock that the aggregate consideration received or to be received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Exercise Price; and

     Z = the number of such Additional Shares of Common Stock so issued.

     For purposes of this Section 11(b)(ii), (x) if a record date is set for the issuance or deemed issuance of any Additional Shares of Common Stock, then the close of business on such record date shall be treated as the time of issuance of such Additional Shares of Common Stock; (y) all shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities (including Convertible Securities issuable upon exercise of Options) outstanding immediately prior to such issuance shall be deemed to be outstanding; and (z) the number of shares of Common Stock deemed outstanding upon exercise, conversion or exchange of such outstanding Options and Convertible Securities (including Convertible Securities issuable upon exercise of Options) shall be determined without giving effect to any adjustments to the exercise, conversion or exchange prices or ratios of such Options or Convertible Securities resulting from the issuance of the Additional Shares of Common Stock that is the subject of the calculation.

     (c) Determination of Consideration. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Company therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average Daily Market Price for the ten (10) Trading Days with respect to such securities thereof prior to the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Company as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything to the contrary contained herein, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, and one or more of such securities are issued, granted or sold for a price below fair market value (when the aggregate value of such securities is compared with the aggregate amount of consideration received by the Company therefor), any Holder of the Warrants may elect to determine the amount of consideration deemed to be received by the Company therefor by deducting the difference between the fair value of and the amount paid for any type of securities issued, granted or sold in such transaction or series of transactions (the “Disregarded Securities”). If the Holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Exercise Price shall be made pursuant to this subsection (c) for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Company were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Company for the purposes of determining the price per share of Common Stock issuable upon conversion of the convertible notes and for purposes of determining any adjustment to the Exercise Price hereunder as a result of the issuance of the Convertible Securities. The Holders holding a majority of the Warrants outstanding shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Company does not agree to such fair market value calculation within three (3) Business Days after receipt of such calculation along with reasonably detailed supporting documentation from the Holders, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Holders holding a majority of the Warrants outstanding (which investment banker or other expert shall not have been engaged or otherwise employed by any of the Holders within one (1) year of the date of such engagement hereunder) and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

     (d) Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Warrant is outstanding, (1) shall pay a stock dividend on its Common Stock, (2) subdivide outstanding shares of Common Stock into a larger number of shares, or (3) combine outstanding shares of Common Stock into a smaller number of shares, the number of Warrants shall be adjusted to the number obtained by multiplying the number of Warrants outstanding immediately preceding such an event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the event and the denominator of which the number of shares of Common Stock outstanding immediately before the event. Any adjustment made pursuant to this Section 11(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

     (e) Other Action Affecting Exercise Price. If the Company takes any action affecting the Common Stock after the date hereof that would be covered by this Section 11, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Warrants then the Exercise Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

     (f) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided, however, that any such adjustment in the Exercise Price shall be reversed or shall not become effective, as applicable, if the Company abandons the action to which the record date pertains.

     (g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (g).

     (h) Voluntary Reduction.

     (i) The Company from time to time may, as the Board of Directors deems appropriate, reduce the Exercise Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period; provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock.

     (ii) Whenever the Exercise Price is reduced, the Company shall mail to Holders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period it will be in effect.

     (iii) A reduction of the Exercise Price pursuant to this Section 11(h), other than a reduction which the Company has irrevocably committed will be in effect for so long as any Warrants are outstanding, does not change or adjust the Exercise Price otherwise in effect for all other purposes of this Section 11.

     (i) When Issuance or Payment May Be Deferred. In any case in which this Section 11 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such, exercise on the basis of the Exercise Price and (ii) paying to such Holder any amount in cash in lieu of a fractional share pursuant to Section 13 hereof; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment

     (j) Form of Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

     SECTION 12. No Dilution or Impairment. (a) If any event shall occur as to which the provisions of Section 11 are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by the Warrants in accordance with the essential intent and principles of such Section, then, in each such case, the Holders of a majority of the number of outstanding Warrants may appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) reasonably acceptable to the Company, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 11, necessary to preserve, without dilution or impairment, the purchase rights, represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holders of the Warrants and shall make the adjustments described therein. The Company shall pay all costs associated with such opinion.

     (b) The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of the Warrants from time to time outstanding and (ii) will not take any action which results in any adjustment of the Exercise Price if the total number of Warrant Shares issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Company’s certificate of incorporation and available for the purposes of issue upon such exercise. A consolidation, merger, reorganization or transfer of assets involving the Company shall not be prohibited by or require any adjustment under this Section 12. No provision of this Agreement shall be deemed to prevent or restrict a bona fide transaction the principal purpose of which is to change the domicile of the Company.

     SECTION 13. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 13, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay to the Warrant Holder an amount in cash equal to the product of (i) such fraction of a Warrant Share and (ii) the difference of the current market price of a share of Common Stock over the Exercise Price.

     SECTION 14. Notices to Warrant Holders. Upon any adjustment of the Exercise Price pursuant to Section 11 hereof, the Company shall within 15 days thereafter cause to be given to each of the registered Holders of the Warrant certificates at such registered Holder’s address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 14.

     In case:

     (a) The Company shall authorize the issuance to all holders of shares of Common Stock of options, warrants or other rights (howsoever classified) to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

     (b) The Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets; or

     (c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

     (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

     (e) The Company proposes to take any action (other than actions of the character described in Section 11(e)) which would require an adjustment of the Exercise Price pursuant to Section 11; then, in each case, the Company shall cause to be given to each of the registered Holders of the Warrant certificates at his address appearing on the Warrant register, at least 30 days prior to the applicable record date hereinafter specified, or 30 days prior to the consummation of the applicable transaction in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, lease, dissolution, liquidation or winding up, or the vote upon any action.

     Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

     SECTION 15. Notices to the Company. Any notice or demand authorized by this Agreement to be given or made by the registered Holder of any Warrant certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed as follows:

NationsHealth, Inc.
13650 N.W. 8th Street
Suite 109
Sunrise, FL 33325
Fax number: (954) 903-5008
Attention: President

with a copy to:

McDermott Will & Emery LLP
201 South Biscayne Blvd.
Miami, Florida 33131
Fax number: (305) 347-6500
Attention: Ira J. Coleman, Esq.

     Notice may also be given by facsimile transmission (effective when receipt is acknowledged) or by overnight delivery service (effective the next business day).

     SECTION 16. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders of Warrant certificates. Any amendment or supplement to this Agreement that has an adverse effect on the interests of Holders shall require the written consent of registered Holders of a majority of the then outstanding Warrants. In addition to the foregoing, any amendment pursuant to which the then applicable Exercise Price would be increased or the number of Warrant Shares then purchasable upon exercise of Warrants would be decreased, will require the consent of each Holder of a Warrant affected.

     SECTION 17. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its successors and assigns hereunder.

     SECTION 18. Termination. This Agreement shall terminate at 5:00 p.m., New York, New York time on the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. The provisions of Section 15 hereof shall survive for 30 days after such termination.

     SECTION 19. Governing Law: Jurisdiction. This Agreement and each Warrant certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said State. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Agreement.

     SECTION 20. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company the registered Holders of the Warrant certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered Holders of the Warrant certificates.

     SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

NATIONSHEALTH, INC.
By:
Name:
Title:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:

EXHIBIT A

Form of Warrant Certificate
[Face]

EXERCISABLE ON OR AFTER THE DATE OF THIS CERTIFICATE AND ON OR BEFORE THE EXPIRATION DATE.

No. ______	______________________________ Warrants

Warrant Certificate
NATIONSHEALTH, INC.

     This Warrant Certificate certifies that

or registered assigns, is the registered holder (the “Holder”) of

Warrants (the “Warrants”), to purchase shares of the Common Stock, par value $.0001 (the “Common Stock”), of NationsHealth, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the Holder upon exercise at any time from 9:00 a.m. on the date of this Warrant certificate to receive from the Company one fully paid and nonassessable share of Common Stock (each a “Warrant Share”) for each Warrant at the initial exercise price (the “Exercise Price”) of $6.60 per share payable (i) in United States dollars or (ii) by certified or official bank check to the order of the Company. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. All capitalized terms not defined herein shall have the meanings assigned to such terms in the Warrant Agreement.

     No Warrant may be exercised after the Expiration Date (as defined in the Warrant Agreement).

     Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

     IN WITNESS WHEREOF, NationsHealth, Inc. has caused this Warrant Certificate to be signed by the undersigned Chairman of the Board, Chief Executive Officer, President or Vice President and the undersigned Secretary or Assistant Secretary and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

NATIONSHEALTH, INC.
By:
Name:
Title:

By:
Name:
Title:

Form of Warrant Certificate
[Reverse]

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW WITH RESPECT THERETO, (II) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR (III) UPON THE ADVICE OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER”

     The Company agrees that the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the Holder of any Warrant upon which it is stamped if (a) such Warrant may be transferred pursuant to an effective registration statement under the Securities Act; (b) such Holder provides the Company with reasonable assurances that such Warrant can be transferred pursuant to Rule 144; or (c) such Holder receives advice of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such Warrant may be made without registration under the Securities Act. In the event the above legend is removed from any Warrant and thereafter the effectiveness of a registration statement covering such Warrant is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to the Holders of Warrant Shares, the Company may require that the above legend be placed on any such Warrant that cannot then be sold pursuant to an effective registration statement or pursuant to Rule 144 and the Holders thereof shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Warrant may again be transferred pursuant to an effective registration statement or pursuant to Rule 144.

By accepting a Warrant Certificate bearing the legend above, each Holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Company) as fully and effectively as if such Holder had signed the same.

     The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring the Expiration Date, entitling the Holder upon exercise to receive shares of Common Stock of the Company (the “Common Stock”), and are issued or to be issued pursuant to a Warrant Agreement dated as of May 4, 2005 (the “Warrant Agreement”), duly executed and delivered by the Company which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders of the Warrants.

     The Holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate properly completed and executed, together with payment of the Exercise Price in accordance with the provisions set forth on the face of this Warrant Certificate. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

     The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant, in each case, set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant may be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

     Warrant Certificates, when surrendered to the Company by the registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

     Upon due presentation for registration of transfer of this Warrant Certificate with the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

     The Company may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any Holder hereof to any rights of a stockholder of the Company.

Form of Election to Purchase
(To Be Executed Upon Exercise Of Warrant)

     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of NationsHealth, Inc. in the amount of $6.60 per share of Common Stock in accordance with the terms hereof, in cash or by certified or official bank check to the order of the Company.

REQUEST FOR PAYMENT OF SPREAD

☐	Please check if the undersigned, in lieu of tendering the cash payment, as aforesaid, hereby requests the payment of “Spread” within the meaning of Section 5 of the Warrant Agreement.

     The undersigned requests that a certificate for such shares be registered in the name ______________________________, whose address is _______________________________ and that shares be delivered to _______________________________ whose address is _______________________________.

     If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _______________________________ whose address is _______________________________, and that such Warrant Certificate be delivered to _______________________________, whose address is _______________________________.

Date: _________________________________

Your Signature: __________________
_______________________________
(Sign exactly as your name
appears on the face of this
Warrant)

Signature Guarantee:

EXHIBIT B

ASSIGNMENT FORM

To assign this Warrant, fill in the form below: (I) or (we) assign and transfer this Warrant to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______to transfer this Warrant on the books of the Company.

Date: _____________________________

Your Signature:

_______________________________
(Sign exactly as your name
appears on the face of this
Warrant)

Signature Guarantee:

_______________________________